UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

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Date of report (Date of earliest event reported) July 25, 2007

U.S.B. HOLDING CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12811	36-3197969
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

100 Dutch Hill Road, Orangeburg, New York	10962
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code  (845) 365-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

U.S.B. Holding Co., Inc. (NYSE: UBH) (the “Company”), the holding company of Union State Bank (the “Bank”), and KeyCorp (NYSE: KEY) jointly announced on July 27, 2007 the execution of a definitive agreement pursuant to which the Company will merge into KYCA Acquisition, a wholly-owned subsidiary of KeyCorp, in exchange for cash and stock valued at approximately $575 million, and Union State Bank will merge into KeyBank National Association.

Under the terms of the agreement, shareholders of the Company will be entitled to receive (i) 0.455 shares of KeyCorp common stock and (ii) $8.925 in cash for each share of Company common stock that they own.

Consummation of the merger is subject to a number of customary conditions, including but not limited to, the approval of the Agreement by the Company’s shareholders and the receipt of all required bank regulatory approvals.

For additional information, reference is made to the press release dated July 27, 2007 included as Exhibit 99.1 and incorporated herein by reference, and to the memo to Union State Bank employees dated July 27, 2007 included as Exhibit 99.2 and incorporated herein by reference.

Employment Agreements

On July 25, 2007, the Company and the Bank entered into amended and restated employment agreements with each of Thomas E. Hales and Raymond J. Crotty (collectively, the “Employment Agreements”) in order to renew the terms to five years for Mr. Hales and three years for Mr. Crotty.

In addition, the Employment Agreements were amended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations or other guidance of the Internal Revenue Service published thereunder (collectively, “Section 409A”). Among other requirements, Section 409A requires restrictions on payment timing to specified individuals under certain types of compensation arrangements.

The Employment Agreements are attached hereto as Exhibit 10 (w) and Exhibit 10 (x), respectively.

Letter Agreement

On July 25, 2007, the Bank entered into a letter agreement (the “Letter Agreement”) with Mr. Thomas Buonaiuto which provides change of control benefit protections to Mr. Buonaiuto in certain circumstances.

Generally, under the Letter Agreement, the Bank may terminate Mr. Buonaiuto’s employment with or without cause, at any time prior to a change of control without obligation for cash severance. However, if the Bank experiences a change of control within five years of the date of the Letter Agreement, the acquiror of the Bank could not terminate Mr. Buonaiuto’s employment without cause for the two years following the change of control without liability to provide severance benefits under the terms of the Letter Agreement. The severance payment would generally be equal to the salary and bonus paid for Mr. Buonaiuto’s last two years of employment or, if Mr. Buonaiuto has not been employed for two years, two times the annual salary and bonus then in effect.

If the Bank experiences a change of control, a portion of the severance benefits under the Letter Agreement might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the Letter Agreement, any portion of the severance benefits which are subject to Section 280G of the Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Code.

The Letter Agreement is attached hereto as Exhibit 10 (y).

Severance Plan

On July 25, 2007, the “Company” adopted the U.S.B. Holding Co., Inc. Amended and Restated Severance Plan (the “Severance Plan”), which will provide severance protections to eligible full time employees of both the Company and Bank following a change in control (as defined in the Severance Plan) of the Company.

Generally, all full time employees (other than management personnel with employment agreements or change in control agreements) will be eligible to participate in the Severance Plan. Under the Severance Plan, in the event of a change in control, as defined, eligible employees who are terminated from or, in certain cases, terminate their employment (for reasons specified under the Severance Plan), within one year after the change in control will be entitled to receive severance benefits, including cash severance payment equal to between two weeks and forty weeks of the participant’s annual compensation, depending on the participant’s full years of service with the Company or a subsidiary thereof. In addition, participants entitled to severance will also receive continued medical and dental coverage at no cost to the participant for the length of their severance period (i.e., between two and forty weeks depending upon years of service) with the ability to continue coverage thereafter pursuant to COBRA at the participant’s expense.

The Severance Plan is attached hereto as Exhibit 10 (z).

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
2 (a)	Agreement and Plan of Merger among KeyCorp, KYCA Acquisition and U.S.B. Holding Co., Inc., dated as of July 26, 2007

10 (w)	Employment Agreement dated as of July 25, 2007 among the Company, the Bank and Thomas E. Hales

10 (x)	Employment Agreement dated as of July 25, 2007 among the Company, the Bank and Raymond J. Crotty

10 (y)	Letter Agreement dated July 25, 2007 between the Company and Thomas Buonaiuto

10 (z)	U.S.B. Holding Co., Inc. Amended and Restated Severance Plan

99.1	Press Release dated July 27, 2007

99.2	Employee Memo dated July 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S.B. HOLDING CO., INC.

Date: July 30, 2007	By:	/s/ Thomas E. Hales
Name: Thomas E. Hales
Title: Chairman and C.E.O.